Form 10-K, Exhibit 13
period 1995-12-31
PRUDENTIAL BACHE WATSON & TAYLOR LTD-4
filed 1996-03-29
CIK 780352

                               1995 ANNUAL REPORT

                                                 1995
--------------------------------------------------------------------------------
Prudential-Bache/                                Annual
Watson & Taylor, Ltd.-4                          Report

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-4
                               1995 Annual Report

                         REPORT OF INDEPENDENT AUDITORS

To the Partners
Prudential-Bache/Watson & Taylor, Ltd.-4

We have audited the accompanying statements of financial condition of Prudential-Bache/Watson & Taylor, Ltd.-4 as of December 31, 1995 and 1994, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of Prudential-Bache/Watson & Taylor, Ltd.-4 as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note B to the financial statements, in 1995, the Partnership changed its method of accounting for the carrying value of real estate by adopting Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.

Ernst & Young LLP
New York, New York
February 16, 1996

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-4
                            (a limited partnership)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                               December 31,
                                                                       -----------------------------
                                                                           1995             1994
----------------------------------------------------------------------------------------------------
ASSETS
Land                                                                   $ 9,270,794      $ 9,980,978
Buildings and improvements                                              17,630,626       17,504,795
Furniture, fixtures and equipment                                          141,102          130,692
Less: Accumulated depreciation and amortization                         (5,823,784 )     (5,233,140 )
     Allowance for loss on impairment of assets                         (9,042,000 )     (8,142,000 )
                                                                       ------------     ------------
Property                                                                12,176,738       14,241,325
Cash and cash equivalents                                                1,450,040          588,802
Other assets                                                                 9,160           28,160
                                                                       ------------     ------------
Total assets                                                           $13,635,938      $14,858,287
                                                                       ------------     ------------
                                                                       ------------     ------------
LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Accounts payable and accrued expenses                                  $   113,462      $    37,303
Due to affiliates, net                                                     107,175           30,185
Accrued real estate taxes                                                  104,824          117,119
Deposits due to tenants                                                     97,196           98,987
Unearned rental income                                                       6,847           17,775
                                                                       ------------     ------------
Total liabilities                                                          429,504          301,369
                                                                       ------------     ------------
Contingencies
Partners' capital
Unitholders (66,555 depositary units issued and outstanding)            13,002,889       14,351,976
General partners                                                           203,545          204,942
                                                                       ------------     ------------
Total partners' capital                                                 13,206,434       14,556,918
                                                                       ------------     ------------
Total liabilities and partners' capital                                $13,635,938      $14,858,287
                                                                       ------------     ------------
                                                                       ------------     ------------
----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-4
                            (a limited partnership)
                            STATEMENTS OF OPERATIONS

                                                                    Year ended December 31,
                                                            ----------------------------------------
                                                               1995           1994           1993
----------------------------------------------------------------------------------------------------
REVENUES
Rental income                                               $1,945,915     $1,837,381     $1,584,984
Interest                                                        18,210         16,949         14,655
Other                                                           63,395         84,051        188,320
                                                            ----------     ----------     ----------
                                                             2,027,520      1,938,381      1,787,959
                                                            ----------     ----------     ----------
EXPENSES
Property operating                                             643,826        635,806        569,513
Depreciation and amortization                                  590,644        616,579        651,527
Real estate taxes                                              216,826        216,656        175,265
General and administrative                                     361,121        192,985        258,867
Provision for loss on impairment of assets                     900,000             --        800,000
Loss on sale of land                                            32,112             --             --
                                                            ----------     ----------     ----------
                                                             2,744,529      1,662,026      2,455,172
                                                            ----------     ----------     ----------
Net income (loss)                                           $ (717,009)    $  276,355     $ (667,213)
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
ALLOCATION OF NET INCOME (LOSS)
Unitholders                                                 $ (766,241)    $  211,086     $ (715,443)
General partners                                                49,232         65,269         48,230
                                                            ----------     ----------     ----------
                                                            $ (717,009)    $  276,355     $ (667,213)
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
Net income (loss) per depositary unit                       $   (11.51)    $     3.17     $   (10.75)
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
----------------------------------------------------------------------------------------------------

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                                                            GENERAL
                                                            UNITHOLDERS     PARTNERS        TOTAL
----------------------------------------------------------------------------------------------------
Partners' capital--December 31, 1992                        $16,212,724     $209,390     $16,422,114
Net income (loss)                                              (715,443)     48,230         (667,213)
Distributions                                                  (615,634)    (53,533 )       (669,167)
                                                            -----------     --------     -----------
Partners' capital--December 31, 1993                         14,881,647     204,087       15,085,734
Net income                                                      211,086      65,269          276,355
Distributions                                                  (740,757)    (64,414 )       (805,171)
                                                            -----------     --------     -----------
Partners' capital--December 31, 1994                         14,351,976     204,942       14,556,918
Net income (loss)                                              (766,241)     49,232         (717,009)
Distributions                                                  (582,846)    (50,629 )       (633,475)
                                                            -----------     --------     -----------
Partners' capital--December 31, 1995                        $13,002,889     $203,545     $13,206,434
                                                            -----------     --------     -----------
                                                            -----------     --------     -----------
----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-4
                            (a limited partnership)
                            STATEMENTS OF CASH FLOWS

                                                                    Year ended December 31,
                                                            ----------------------------------------
                                                               1995           1994           1993
----------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Rental income and deposits received                         $1,952,196     $1,822,992     $1,633,929
Interest received                                               18,210         16,949         14,655
Other income received                                           63,395         84,051        188,320
Property operating expenses paid                              (596,941)      (668,042)      (577,304)
Real estate taxes paid                                        (229,121)      (196,709)      (216,894)
General and administrative expenses paid                      (254,857)      (313,065)      (235,397)
                                                            ----------     ----------     ----------
Net cash provided by operating activities                      952,882        746,176        807,309
CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from sale of land                                 678,072             --             --
Property improvements                                         (136,241)       (58,398)       (95,738)
                                                            ----------     ----------     ----------
Net cash provided by investing activities                      541,831        (58,398)       (95,738)
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions paid to partners                                (633,475)      (882,114)      (615,634)
                                                            ----------     ----------     ----------
Net increase (decrease) in cash and cash equivalents           861,238       (194,336)        95,937
Cash and cash equivalents at beginning of year                 588,802        783,138        687,201
                                                            ----------     ----------     ----------
Cash and cash equivalents at end of year                    $1,450,040     $  588,802     $  783,138
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
----------------------------------------------------------------------------------------------------
RECONCILIATION OF NET INCOME (LOSS) TO NET CASH PROVIDED
BY OPERATING ACTIVITIES
Net income (loss)                                           $ (717,009)    $  276,355     $ (667,213)
                                                            ----------     ----------     ----------
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
Provision for loss on impairment of assets                     900,000             --        800,000
Loss on sale of land                                            32,112             --             --
Depreciation and amortization                                  590,644        616,579        651,527
Changes in:
Other assets                                                    19,000          5,320          9,112
Accounts payable and accrued expenses                           76,159        (65,304)        11,636
Due to affiliates, net                                          76,990        (87,012)         4,043
Accrued real estate taxes                                      (12,295)        19,947        (41,629)
Unearned rental income                                         (10,928)       (13,396)        13,036
Deposits due to tenants                                         (1,791)        (6,313)        26,797
                                                            ----------     ----------     ----------
Total adjustments                                            1,669,891        469,821      1,474,522
                                                            ----------     ----------     ----------
Net cash provided by operating activities                   $  952,882     $  746,176     $  807,309
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
----------------------------------------------------------------------------------------------------
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES
Distributions to partners                                   $ (633,475)    $ (805,171)    $ (669,167)
Increase (decrease) in distributions payable                        --        (76,943)        53,533
                                                            ----------     ----------     ----------
Distributions paid to partners                              $ (633,475)    $ (882,114)    $ (615,634)
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-4
                            (a limited partnership)
                         NOTES TO FINANCIAL STATEMENTS

A. General

   Prudential-Bache/ Watson & Taylor, Ltd.-4 (the ``Partnership) is a Texas limited partnership formed on October 11, 1985 which will terminate on December 31, 2010 unless terminated sooner under the provisions of the Amended and Restated Certificate and Agreement of Limited Partnership (the ``Partnership Agreement''). The Partnership was formed for the purpose of acquiring, developing, owning and operating business centers, retail shopping centers and mini-warehouse facilities, and investing in unimproved commercial properties. The general partners of the Partnership are Prudential-Bache Properties, Inc. (``PBP''), a wholly-owned subsidiary of Prudential Securities Group Inc., George
S. Watson, and A. Starke Taylor, III (collectively, the ``General Partners''). PBP is the Managing General Partner and is responsible for the day-to-day operations of the Partnership and its investments. At December 31, 1995, the Partnership owned eleven properties.

B. Summary of Significant Accounting Policies

Basis of accounting

   The books and records of the Partnership are maintained on the accrual basis of accounting in accordance with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires the General Partners to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property

   Effective December 31, 1995, the Partnership adopted Statement of Financial Accounting Standards (``SFAS'') No. 121, ``Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.'' Under SFAS No. 121, impairment of properties to be held and used is determined to exist when estimated amounts recoverable through future operations on an undiscounted basis are below the properties' carrying value. If a property is determined to be impaired, it should be recorded at the lower of its carrying value or its estimated fair value. For properties that are held for sale, SFAS No. 121 states that they should be recorded at the lower of carrying amount or estimated fair value less costs to sell. On December 15, 1995, the Management Committee of the Partnership determined to seek bids for all of the properties held by the Partnership. Accordingly, effective December 31, 1995, the Partnership has reclassified its properties from held for use to held for sale and has ceased depreciating the properties for financial reporting purposes only. In connection therewith, the Partnership recorded a provision for loss on impairment of assets of $900,000.

   The determination of estimated fair value is based, not only upon future cash flows, which rely upon estimates and assumptions including expense growth, occupancy and rental rates, but also upon market capitalization and discount rates as well as other market indicators. The General Partners believe that the estimates and assumptions used are appropriate in evaluating the carrying amount of the Partnership's properties. However, changes in market conditions and circumstances may occur in the near term which would cause these estimates and assumptions to change, which, in turn, could cause the amounts ultimately realized upon the sale or other disposition of the properties to differ materially from their estimated fair value. Such changes may also require write-downs in future years.

   Prior to December 31, 1995, the Partnership carried its property investments at the lower of depreciated cost or estimated amounts recoverable through future operations and ultimate disposition of the property. Property investments were depreciated or amortized using the straight-line method over their estimated economic lives which range from 5 to 25 years depending on property type. A provision for loss on impairment of assets was recorded when estimated amounts recoverable through future operations and ultimate disposition of the property, on an undiscounted basis, were below the depreciated cost.

Cash and cash equivalents

   Cash and cash equivalents include money market funds whose cost approximates market value.

Income taxes

   The Partnership is not required to provide for, or pay, any Federal or state income taxes. Income tax attributes that arise from its operations are passed directly to the individual partners. The Partnership may be subject to other state and local taxes in jurisdictions in which it operates.

Profit and loss allocations and distributions

   Net operating income before depreciation is allocated 92% to the Unitholders and 8% to the General Partners. Net operating loss, provisions for loss on impairment, and depreciation are allocated 99% to the Unitholders and 1% to the General Partners.

   Distributions of cash are made in accordance with the Partnership Agreement and are allocated 92% to the Unitholders and 8% to the General Partners.

   Proceeds upon the sale of the properties and liquidation of the Partnership will be distributed in accordance with the Partnership Agreement.

C. Property

   The Partnership's property is comprised of the following:

                                                           December 31,
                                                    ---------------------------
                                                       1995            1994
                                                    -----------     -----------
Improved properties:
  Downtown Business Center - Nashville, TN          $ 2,678,835     $ 2,796,137
  Airport South - Nashville, TN                       3,198,998       3,302,123
  Big A Mini Warehouse - Forest Park, GA              2,547,484       2,593,580
  Towneast Business Center - Mesquite, TX             1,632,495       1,668,061
  Dale City - Dale City, VA                           5,532,202       5,684,516
                                                    -----------     -----------
                                                     15,590,014      16,044,417
                                                    -----------     -----------
Unimproved properties:
  Dimension - Fort Worth, TX                             76,326          76,326
  Airport South - Nashville, TN                         547,432         547,432
  Highway 360 - Arlington, VA                           440,644         440,644
  Mansfield - Mansfield, TX                           3,229,084       3,229,084
  Yancy Camp - Dallas, TX                               829,448         829,448
  150th & Black Bob - Olathe, KS (A)                         --         710,184
  Beltline Central - Addison, TX                        505,790         505,790
                                                    -----------     -----------
                                                      5,628,724       6,338,908
                                                    -----------     -----------
Less: allowance for loss on impairment of assets
  (B)                                                (9,042,000)     (8,142,000)
                                                    -----------     -----------
                                                    $12,176,738     $14,241,325
                                                    -----------     -----------
                                                    -----------     -----------
(A) The 150th & Black Bob property was sold in December 1995 for $678,072 net of selling expenses which resulted in a loss of $32,112 for financial reporting purposes.
(B) In 1995, the Partnership's properties are valued at the lower of the carrying amount or estimated fair value less costs to sell. Accordingly, an additional allowance for loss on impairment of assets of $900,000 was recorded as of December 31, 1995.

   For the years ended December 31, 1995, 1994 and 1993 the following improved properties' rental revenue exceeded 15% of the Registrant's total revenue:

                                                           1995     1994     1993
                                                           ----     ----     ----
                    Dale City                                39%      40%      36%
                    Downtown Business Center                 17       16        *
                    Airport South Business Center            17       16       16

 * Property's rental revenue was 15% or less of the Registrant's total revenue for the year.

   No single tenant accounted for 10% or more of the Registrant's total revenue for any of the three years in the period ended December 31, 1995.

D. Minimum Future Lease Revenues

   The Partnership earns a majority of its rental income from month-to-month and other short-term leasing arrangements. The Partnership also has certain noncancellable operating leases on the Partnership's properties. The minimum future rental revenues receivable under these noncancellable operating leases at the Partnership's improved properties are approximately $901,000 and $196,000 for the years ending December 31, 1996 and 1997, respectively.

E. Related Parties

   PBP and its affiliates perform services for the Partnership which include, but are not limited to: accounting and financial management; transfer and assignment functions; asset management (including direct management of the Partnership's unimproved properties); investor communications; printing and other administrative services. PBP and its affiliates receive reimbursements for costs incurred in connection with these services, the amount of which is limited by the provisions of the Partnership Agreement. The costs and expenses incurred on behalf of the Partnership which are reimbursable to PBP and its affiliates for the years ended December 31, 1995, 1994 and 1993, were approximately $131,000, $85,000 and $104,000, respectively.

   Affiliates of Messrs. Watson and Taylor, the individual General Partners, also perform certain administrative and monitoring functions on behalf of the Partnership. In 1994, the Partnership recorded approximately $31,000 for the reimbursement of prior periods' general, administrative and monitoring expenses incurred by affiliates of the individual General Partners. Approximately $29,000 was incurred in 1995.

   Prudential Securities Incorporated (``PSI''), an affiliate of PBP, owns 391 depositary units at December 31, 1995.

F. Income Taxes

   The following is a reconciliation of net income (loss) for financial reporting purposes to net income for tax reporting purposes for the years ended December 31, 1995, 1994 and 1993, respectively:

                                                                 1995          1994          1993
                                                               ---------     ---------     ---------
Net income (loss) per financial statements                     $(717,009)    $ 276,355     $(667,213)
Book depreciation and amortization in excess of tax amounts        7,037        34,480        71,046
Rent received in advance, net of reversal of prior year
  amount                                                         (10,928)      (13,396)       13,036
Carrying costs on land held for investment, capitalized for
  tax
  purposes                                                       110,803        79,714        78,854
Tax loss in excess of book loss on sale of land                 (205,854)           --            --
Book gain in excess of tax gain on sale                               --            --       (30,620)
Other amounts deductible for tax purposes                        (15,047)           --            --
Provision for loss on impairment of assets                       900,000            --       800,000
                                                               ---------     ---------     ---------
Tax basis net income                                           $  69,002     $ 377,153     $ 265,103
                                                               ---------     ---------     ---------
                                                               ---------     ---------     ---------

   The differences between the tax basis and book basis of partners' capital are primarily attributable to the cumulative effect of the book to tax income adjustments.

G. Contingencies

   By order of the Judicial Panel on Multidistrict Litigation dated April 14, 1994, a number of purported class actions then pending in various federal district courts were transferred to a single judge of the United States District Court for the Southern District of New York and consolidated for pretrial proceedings under the caption In re Prudential Securities Incorporated Limited Partnerships Litigation (MDL Docket 1005). On June 8, 1994, plaintiffs in the transferred cases filed a complaint that consolidated the previously filed complaints and named as defendants, among others, PSI, certain of its present and former employees and PBP. The Partnership was not named a defendant in the consolidated complaint, but the name of the Partnership was listed as being among the limited partnerships at issue in the case.

   On August 9, 1995, PBP, PSI and other Prudential defendants entered into a Stipulation and Agreement of Partial Compromise and Settlement with legal counsel representing plaintiffs in the consolidated actions. The court preliminarily approved the settlement agreement by order dated August 29, 1995 and, following a hearing held November 17, 1995, found that the agreement was fair, reasonable, adequate and in the best interests of the plaintiff class. The court gave final approval to the settlement, certified a class of purchasers of specific limited partnerships, including the Partnership, released all settled claims by members of the class against the PSI settling defendants and permanently barred and enjoined class members from instituting, commencing or prosecuting any settled claim against the released parties. The full amount due under the settlement agreement has been paid by PSI.

H. Subsequent Event

   In February 1996, distributions of approximately $146,000 and $13,000 were paid to the Unitholders and the General Partners, respectively, for the quarter ended December 31, 1995.

   Also in February 1996, a special distribution of approximately $649,000 was paid to Unitholders representing the net proceeds from the sale of the 150th & Black Bob property.

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-4
                            (a limited partnership)
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   The Partnership owns and operates five commercial properties consisting of office warehouse/mini-warehouse and retail facilities as well as six unimproved properties. On December 15, 1995, the Management Committee of the Partnership determined to seek bids for all of the properties held by the Partnership. As of March 22, 1996, preliminary bids have been received for all properties. If bids for the properties are deemed acceptable by the Partnership, the Partnership intends to enter into agreements to sell the properties, subject to the approval of the unitholders owning a majority of the Units, as required by the Partnership Agreement. If such sales are approved and consummated, the Partnership will liquidate and distribute its net assets to its partners. There can, of course, be no assurance that acceptable bids will be received or that any transactions will be consummated.

   During the year ended December 31, 1995, the Partnership's cash and cash equivalents increased by approximately $861,000 due primarily to the cash proceeds from selling the 150th & Black Bob unimproved property located in Olathe, Kansas. Distributions during the year ended December 31, 1995 of approximately $583,000 and $51,000 were paid to the unitholders and General Partners, respectively. These distributions were funded from property operations.

   The Partnership's ability to make future distributions to the partners and the amount of the distributions that may be made will be affected not only by the amount of cash generated by the Partnership from the operations of its properties, but also by the amount expended for capital improvements and the amount set aside for anticipated capital improvements. A portion of the cash generated by operations for the fourth quarter of 1995 was retained in anticipation of capital expenditures in 1996. Capital improvements are currently budgeted at approximately $242,000 for 1996.

Results of Operations

   Average occupancy rates at the improved properties for the years ended December 31, 1995, 1994 and 1993 were as follows:

                                                                         December 31,
                                                                  ---------------------------
                                                                   1995       1994      1993
        -------------------------------------------------------------------------------------
        Airport South Business Center                               99.4%      96.2%     97.7%
        Big A Mini-Warehouse                                        53.7       48.2      45.2
        Downtown Business Center                                    99.7       96.5      88.6
        Towneast Business Center                                    96.3       94.8      85.6
        Dale City                                                   98.1       99.1      94.4
        -------------------------------------------------------------------------------------
         (Average occupancy rates are calculated by averaging the monthly occupancies deter-
           mined by dividing occupied square footage by available square footage as of each month-end.)

1995 vs. 1994

   Net operating income, which excludes provision for loss on impairment of assets, decreased by approximately $93,000 in the year ended December 31, 1995 as compared to the year ended December 31, 1994 for the reasons discussed below.

   Rental income increased by approximately $109,000 or 6% in 1995 as compared to 1994. The most significant increases occurred at the Downtown Business Center, Airport South Business Center properties and Big A Mini-Warehouse; however, there were also increases at the Towneast Business Center and Dale City properties. All properties experienced improvements in average rental rates and average occupancies, with the exception of Dale City where only rental rates improved.

   Other income decreased by approximately $21,000 in 1995 as compared to 1994 as a result of the decreasing number of older leases that include charges to recover operating expenses.

   Property operating expenses increased by approximately $8,000 for the year ended December 31, 1995 as compared to December 31, 1994 due to increases in payroll, management fees and utilities expenses, slightly offset by a decrease in repairs and maintenance expense.

   General and administrative expenses increased by approximately $168,000 for the year ended December 31, 1995, as compared to 1994 due to the effectual reimbursement of previously expensed general and administrative and monitoring expenses owed to affiliates of the individual General Partners in 1994 which reduced expenses in 1994, increases in costs associated with administering the Partnership in 1995, and increases in professional fees including legal, audit and tax, and appraisal fees.

   A provision for loss on impairment of assets of $900,000 was recorded for the year ended December 31, 1995 to reflect the Partnership's property held for sale at the lower of the carrying amount or estimated fair value less costs to sell.

1994 vs. 1993

   Net operating income, which excludes provisions for loss on impairment of assets, increased by approximately $144,000 in the year ended December 31, 1994 as compared to the year ended December 31, 1993 for the reasons discussed below.

   Rental income increased by approximately $252,000 or 16% in 1994 as compared to 1993. The most significant increases occurred at the Downtown Business Center and Dale City properties; however, there were also increases at the Towneast Business Center and Airport South Business Center properties due to higher average occupancies in 1994 as compared to 1993. Rental income at the Big A Mini-Warehouse remained stable despite higher average occupancy rates as the elimination of an exit ramp that provided access to the Big A property continued to have a negative impact on rental rates.

   Other income decreased by approximately $104,000 in 1994 as compared to 1993 as a result of the decreasing number of older leases that include charges to recover operating expenses.

   Property operating expenses increased by approximately $66,000 for the year ended December 31, 1994 as compared to December 31, 1993 due to increases for insurance and utilities (particularly trash removal and water) expenses and leasing commissions, payroll and repairs and maintenance expenses. The increased trash removal costs reflect the pass-through of landfill usage taxes and increased municipal surcharges. Water rates have increased in Nashville where two of the Partnership's five improved properties are located.

   The increase in real estate taxes of approximately $41,000 for the year ended December 31, 1994 as compared to the year ended December 31, 1993 was primarily the result of the receipt of tax refunds in the first quarter of 1993.

   General and administrative expenses decreased by approximately $66,000 for the year ended December 31, 1994, as compared to 1993. The Partnership was, in effect, reimbursed for previously expensed general and administrative and monitoring expenses owed to affiliates of the individual General Partners for prior years. The decrease was also due to lower legal costs at the property level and lower overall costs of administering the Partnership.

                               OTHER INFORMATION

   The Partnership's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to Unitholders without charge upon written request to:

       Prudential-Bache/Watson & Taylor, Ltd.-4
       P.O. Box 2016
       Peck Slip Station
       New York, New York 10272-2016

Peck Slip Station
                                   BULK RATE
P.O. Box 2016
                                  U.S. POSTAGE
New York, NY 10272
                                      PAID
                                 Automatic Mail

PBWT486/171674