Form 10-K, Exhibit 13
period 1996-12-31
PRUDENTIAL BACHE WATSON & TAYLOR LTD-4
filed 1997-03-28
CIK 780352

                1996 ANNUAL REPORT

                              1996
------------------------------------------------
Prudential-Bache/             Annual
Watson & Taylor, Ltd.-4       Report

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-4
                               1996 Annual Report

                         REPORT OF INDEPENDENT AUDITORS

To the Partners
Prudential-Bache/Watson & Taylor, Ltd.-4

We have audited the accompanying statement of net assets in process of liquidation of
Prudential-Bache/Watson & Taylor, Ltd.-4 as of December 31, 1996, and the related statement of changes in net assets in process of liquidation for the three months then ended. In addition, we have audited the accompanying statement of financial condition, as of December 31, 1995, and the related statements of operations, changes in partners' capital, and cash flows for each of the two years in the period ended December 31, 1995 and for the nine months ended September 30, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets in liquidation of Prudential-Bache/Watson & Taylor, Ltd.-4 as of December 31, 1996, the changes in its net assets in liquidation for the three months then ended, its financial condition as of December 31, 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995, and for the nine months ended September 30, 1996, in conformity with generally accepted accounting principles.

As discussed in Note B to the financial statements, in 1995, the Partnership changed its method of accounting for the carrying value of real estate by adopting Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.

/s/ Ernst & Young LLP
New York, New York
February 7, 1997

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-4
                             (limited partnership)
                            STATEMENT OF NET ASSETS
                               DECEMBER 31, 1996
                          (in process of liquidation)

-------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                             $ 1,409,327
Property held for sale                                                                    425,000
                                                                                      -----------
Total assets                                                                            1,834,327
                                                                                      -----------
LIABILITIES
Estimated liquidation costs                                                               226,000
Other liabilities                                                                         130,796
Due to affiliates, net                                                                     44,287
                                                                                      -----------
Total liabilities                                                                         401,083
                                                                                      -----------
Net assets available to limited and general partners                                  $ 1,433,244
                                                                                      -----------
                                                                                      -----------
Depositary units issued and outstanding                                                    66,555
                                                                                      -----------
                                                                                      -----------
-------------------------------------------------------------------------------------------------

                        STATEMENT OF FINANCIAL CONDITION
                               DECEMBER 31, 1995
                             (going concern basis)

-------------------------------------------------------------------------------------------------
ASSETS
Property held for sale                                                                $12,176,738
Cash and cash equivalents                                                               1,450,040
Other assets                                                                                9,160
                                                                                      -----------
Total assets                                                                          $13,635,938
                                                                                      -----------
                                                                                      -----------
LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Accrued real estate taxes                                                             $   104,824
Accounts payable and accrued expenses                                                     113,462
Unearned rental income                                                                      6,847
Due to affiliates, net                                                                    107,175
Deposits due to tenants                                                                    97,196
                                                                                      -----------
Total liabilities                                                                         429,504
                                                                                      -----------
Partners' capital
Unitholders (66,555 depositary units issued and outstanding)                           13,002,889
General partners                                                                          203,545
                                                                                      -----------
Total partners' capital                                                                13,206,434
                                                                                      -----------
Total liabilities and partners' capital                                               $13,635,938
                                                                                      -----------
                                                                                      -----------
-------------------------------------------------------------------------------------------------

            The accompanying notes are an integral part of these statements

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-4
                            (a limited partnership)
                       STATEMENT OF CHANGES IN NET ASSETS
                           FOR THE THREE MONTHS ENDED
                               DECEMBER 31, 1996
                          (in process of liquidation)

                                                                           GENERAL
                                                         UNITHOLDERS      PARTNERS         TOTAL
----------------------------------------------------------------------------------------------------
Net assets--October 1, 1996                              $ 11,909,078     $187,736      $ 12,096,814
Loss on sale of properties                                         --       (5,755 )          (5,755)
Net income from liquidating activities                        297,859       25,901           323,760
Distributions                                             (10,981,575)          --       (10,981,575)
                                                         ------------     ---------     ------------
Net assets--December 31, 1996                            $  1,225,362     $207,882      $  1,433,244
                                                         ------------     ---------     ------------
                                                         ------------     ---------     ------------
----------------------------------------------------------------------------------------------------

                            STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
               AND THE TWO YEARS ENDED DECEMBER 31, 1995 AND 1994
                             (going concern basis)

                                                               1996           1995           1994
----------------------------------------------------------------------------------------------------
REVENUES
Rental income                                               $1,425,875     $1,945,915     $1,837,381
Interest                                                        14,596         18,210         16,949
Other                                                           17,530         63,395         84,051
                                                            ----------     ----------     ----------
                                                             1,458,001      2,027,520      1,938,381
                                                            ----------     ----------     ----------
EXPENSES
Property operating                                             511,059        643,826        635,806
General and administrative                                     623,949        361,121        192,985
Real estate taxes                                              144,243        216,826        216,656
Loss on sale of land                                                --         32,112             --
Provision for loss on impairment of assets                     300,000        900,000             --
Depreciation and amortization                                       --        590,644        616,579
                                                            ----------     ----------     ----------
                                                             1,579,251      2,744,529      1,662,026
                                                            ----------     ----------     ----------
Net income (loss)                                           $ (121,250)    $ (717,009)    $  276,355
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
ALLOCATION OF NET INCOME (LOSS)
Unitholders                                                 $ (132,550)    $ (766,241)    $  211,086
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
General partners                                            $   11,300     $   49,232     $   65,269
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
Net income (loss) per depositary unit                       $    (1.99)    $   (11.51)    $     3.17
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
----------------------------------------------------------------------------------------------------

           The accompanying notes are an integral part of these statements

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-4
                            (a limited partnership)
                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                             (going concern basis)

                                                                          GENERAL
                                                        UNITHOLDERS      PARTNERS         TOTAL
---------------------------------------------------------------------------------------------------
Partners' capital--December 31, 1993                    $14,881,647      $204,087      $ 15,085,734
Net income                                                  211,086        65,269           276,355
Distributions                                              (740,757 )     (64,414 )        (805,171)
                                                        ------------     ---------     ------------
Partners' capital--December 31, 1994                     14,351,976       204,942        14,556,918
Net income (loss)                                          (766,241 )      49,232          (717,009)
Distributions                                              (582,846 )     (50,629 )        (633,475)
                                                        ------------     ---------     ------------
Partners' capital--December 31, 1995                     13,002,889       203,545        13,206,434
Net income (loss)                                          (132,550 )      11,300          (121,250)
Distributions                                              (961,261 )     (27,109 )        (988,370)
                                                        ------------     ---------     ------------
Partners' capital--September 30, 1996                   $11,909,078      $187,736      $ 12,096,814
                                                        ------------     ---------     ------------
                                                        ------------     ---------     ------------
---------------------------------------------------------------------------------------------------

             The accompanying notes are an integral part of this statement

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-4
                            (a limited partnership)
                            STATEMENTS OF CASH FLOWS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
               AND THE TWO YEARS ENDED DECEMBER 31, 1995 AND 1994
                             (going concern basis)

                                                               1996           1995           1994
----------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Rental income and deposits received                         $1,429,223     $1,952,196     $1,822,992
Interest received                                               14,596         18,210         16,949
Other income received                                           17,530         63,395         84,051
Property operating expenses paid                              (499,540)      (596,941)      (668,042)
Real estate taxes paid                                        (138,605)      (229,121)      (196,709)
General and administrative expenses paid                      (425,061)      (254,857)      (313,065)
                                                            ----------     ----------     ----------
Net cash provided by operating activities                      398,143        952,882        746,176
CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from sale of land                                      --        678,072             --
Property improvements                                         (146,597)      (136,241)       (58,398)
                                                            ----------     ----------     ----------
Net cash provided by investing activities                     (146,597)       541,831        (58,398)
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions paid to partners                                (988,370)      (633,475)      (882,114)
                                                            ----------     ----------     ----------
Net increase (decrease) in cash and cash equivalents          (736,824)       861,238       (194,336)
Cash and cash equivalents at beginning of period             1,450,040        588,802        783,138
                                                            ----------     ----------     ----------
Cash and cash equivalents at end of period                  $  713,216     $1,450,040     $  588,802
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
----------------------------------------------------------------------------------------------------
RECONCILIATION OF NET INCOME (LOSS) TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
Net income (loss)                                           $ (121,250)    $ (717,009)    $  276,355
                                                            ----------     ----------     ----------
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
Provision for loss on impairment of assets                     300,000        900,000             --
Loss on sale of land                                                --         32,112             --
Depreciation and amortization                                       --        590,644        616,579
Changes in:
Other assets                                                   (14,762)        19,000          5,320
Accounts payable and accrued expenses                          245,982         76,159        (65,304)
Due to affiliates, net                                         (35,575)        76,990        (87,012)
Accrued real estate taxes                                        5,638        (12,295)        19,947
Unearned rental income                                           5,897        (10,928)       (13,396)
Deposits due to tenants                                         12,213         (1,791)        (6,313)
                                                            ----------     ----------     ----------
Total adjustments                                              519,393      1,669,891        469,821
                                                            ----------     ----------     ----------
Net cash provided by operating activities                   $  398,143     $  952,882     $  746,176
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
----------------------------------------------------------------------------------------------------
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES
Distributions to partners                                   $ (988,370)    $ (633,475)    $ (805,171)
Increase (decrease) in distributions payable                        --             --        (76,943)
                                                            ----------     ----------     ----------
Distributions paid to partners                              $ (988,370)    $ (633,475)    $ (882,114)
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
----------------------------------------------------------------------------------------------------

            The accompanying notes are an integral part of these statements

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-4
                            (a limited partnership)
                         NOTES TO FINANCIAL STATEMENTS

A. General

   Prudential-Bache/Watson & Taylor, Ltd.-4 (the ``Partnership'') is a Texas limited partnership formed on October 11, 1985 which will terminate in accordance with a vote of the Unitholders as described below. The Partnership was formed for the purpose of acquiring, developing, owning and operating business centers, retail shopping centers, mini-storage facilities and other similar commercial real estate and investing in unimproved commercial properties. The general partners of the Partnership are Prudential-Bache Properties, Inc. (``PBP''), a wholly-owned subsidiary of Prudential Securities Group Inc., George S. Watson, and A. Starke Taylor, III (collectively, the ``General Partners''). PBP is the Managing General Partner and is responsible for the day-to-day operations of the Partnership and its investments.

   On December 15, 1995, the Management Committee of the Partnership determined to seek bids for all the properties held by the Partnership. On June 13, 1996, the Partnership entered into a contract with Public Storage, Inc., the property manager of the Partnership's properties, for the sale of substantially all the Partnership's properties. This sale was subject to the approval by the Unitholders holding a majority of the depositary units and certain other conditions and potential price adjustments.

   In accordance with a consent statement dated September 17, 1996 (the ``Consent Statement''), the Unitholders approved, on October 18, 1996, the sale to Public Storage, Inc. of all five miniwarehouse facilities and four of the six undeveloped land parcels owned by the Partnership and the liquidation and dissolution of the Partnership. The five miniwarehouse facilities and three of the four undeveloped land parcels which were under contract were sold to Public Storage, Inc. and its affiliates on November 13, 1996. The Partnership received, in cash, gross sales proceeds of $12,030,000 reduced by certain selling expenses and pro-rations of approximately $440,000. The gross sales price was in excess of the appraised value of the properties. The fourth land parcel, Yancy Camp was sold to Public Storage, Inc. on December 19, 1996. The Partnership received in cash, gross sales proceeds of $175,000 reduced by certain selling expenses and pro-rations of approximately $7,000. The fifth land parcel, Dimension, a one-half acre of land, was sold for $5,000 to a third party on November 22, 1996. The Partnership continues to own the remaining undeveloped land parcel, Beltline Central, located in Addison, Texas. It is uncertain at this time as to when the sale of this property will occur.

   A distribution of $165 per depositary unit was made on November 26, 1996 representing substantially all of the net sales proceeds reduced by a contingency reserve and funds required to meet current and future operating costs until the liquidation of the Partnership. The Partnership intends to sell its remaining land parcel and liquidate in 1997 and will distribute any remaining funds at such time. Estimated costs expected to be incurred through the date of liquidation of the Registrant have been accrued in the accompanying financial statements.

B. Summary of Significant Accounting Policies

Basis of accounting

   As a result of the pending liquidation of the Partnership, the Partnership changed from the going concern basis and adopted the liquidation basis of accounting effective October 1, 1996. Accordingly, the net assets of the Partnership at December 31, 1996 are stated at liquidation value, i.e., the assets have been valued at their estimated net realizable values and the liabilities include estimated amounts to be incurred through the date of liquidation of the Partnership. The actual remaining net proceeds from liquidation will depend upon a variety of factors and are likely to differ from the estimated amounts reflected in the accompanying financial statements.

Property

   Effective December 31, 1995, the Partnership adopted Statement of Financial Accounting Standards (``SFAS'') No. 121, ``Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.'' For properties that are held for sale, SFAS No. 121 states that they should be recorded at the lower of carrying amount or estimated fair value less costs to sell. On December 15, 1995, the Management Committee of the Partnership determined to seek bids for all of the properties held by the Partnership. Accordingly, effective December 31, 1995, the Partnership had reclassified its properties from held for use to held for sale and had ceased depreciating the properties for financial reporting purposes only. In connection therewith, the Partnership recorded a provision for loss in impairment of assets of $900,000 in 1995 and $300,000 in 1996.

   Prior to December 31, 1995, property investments were carried at the lower of the carrying amount or estimated amounts recoverable through future operations and sale of the property. Property investments were depreciated using the straight-line method over their estimated economic lives which range from 5 to 25 years depending on property type. A provision for loss on impairment of assets was recorded when estimated amounts recoverable though future operations and ultimate disposition of the property, on an undiscounted basis, were below the carrying amount of the property.

Income taxes

   The Partnership is not required to provide for, or pay, any Federal or state income taxes. Income tax attributes that arise from its operations are passed directly to the individual partners. The Partnership may be subject to other state and local taxes in jurisdictions in which it operates.

Profit and loss allocations and distributions

   Net operating income before depreciation is allocated and cash from operations is distributed 92% to the Unitholders and 8% to the General Partners. Net operating loss, provisions for loss on impairment of assets, and depreciation are allocated 99% to the Unitholders and 1% to the General Partners.

   Loss from a Terminating Sale, as defined in the Partnership Agreement, is allocated generally first to the General Partners to the extent of their positive capital account balances, and then to the Unitholders until their capital accounts are reduced to zero. However, the minimum allocation to the General Partners of loss from a Terminating Sale shall not be less than 1%. Sales proceeds from a Terminating Sale are first used for the payment of any debts or obligations of the Partnership, then any balance remaining is distributed to the partners having positive capital account balances.

C. Property

   The Partnership's property consisted of:

                                                                     December 31,
                                                               -------------------------
                                                                 1996           1995
                                                               --------      -----------
          Improved properties:
             Downtown Business Center - Nashville, TN          $  --         $ 2,678,835
             Airport South - Nashville, TN                        --           3,198,998
             Big A Mini Warehouse - Forest Park, GA               --           2,547,484
             Towneast Business Center - Mesquite, TX              --           1,632,495
             Dale City - Dale City, VA                            --           5,532,202
                                                               --------      -----------
                                                                  --          15,590,014
                                                               --------      -----------
          Unimproved properties:
             Dimension - Fort Worth, TX                           --              76,326
             Airport South - Nashville, TN                        --             547,432
             Highway 360 - Arlington, VA                          --             440,644
             Mansfield - Mansfield, TX                            --           3,229,084
             Yancy Camp - Dallas, TX                              --             829,448
             150th & Black Bob - Olathe, KS (A)                   --                  --
             Beltline Central - Addison, TX                     425,000          505,790
                                                               --------      -----------
                                                                425,000        5,628,724
                                                               --------      -----------
          Less: allowance for loss on impairment of assets
            (B)                                                   --          (9,042,000)
                                                               --------      -----------
                                                               $425,000      $12,176,738
                                                               --------      -----------
                                                               --------      -----------

   In November and December 1996, the Partnership sold all of its remaining properties except for Beltline Central, an undeveloped land parcel.

(A) The 150th & Black Bob property was sold in December 1995 for $678,072 net of selling expenses which resulted in a loss of $32,112 for financial reporting purposes.

(B) In 1995, the Partnership's properties are valued at the lower of the carrying amount or estimated fair value less costs to sell.

D. Net Income From Liquidating Activities

   Net income from liquidating activities for the three months ended December 31, 1996 consisted of:

               Rental and other income                                    $ 352,448
                                                                          ---------
               Property operating expenses                                  128,867
               General and administrative expenses                         (326,179)
               Estimated liquidation expenses                               226,000
                                                                          ---------
                                                                             28,688
                                                                          ---------
               Net income from liquidating activities                     $ 323,760
                                                                          ---------
                                                                          ---------

   The credit balance for general and administrative expenses resulted from the reclassification in the three months ended December 31, 1996 of certain Consent Statement costs which arose in the nine months ended September 30, 1996. These consent costs were reclassified as an increase to the loss on sale of the property during the three months ended December 31, 1996.

E. Related Parties

   PBP and its affiliates perform services for the Partnership which include, but are not limited to: accounting and financial management, transfer and assignment functions, asset management (including direct management of the Partnership's unimproved properties), investor communications, printing and other administrative services. PBP and its affiliates receive reimbursements for costs incurred in connection with these services, the amount of which is limited by the provisions of the Partnership Agreement. The costs and expenses incurred on behalf of the Partnership which are reimbursable to PBP and its affiliates for the years ended December 31, 1996, 1995 and 1994 were approximately $129,000, $131,000 and $85,000, respectively.

   Affiliates of Messrs. Watson and Taylor, the individual General Partners, also perform certain administrative and monitoring functions on behalf of the Partnership. In 1994, the Partnership recorded approximately $31,000 for the reimbursement of certain prior periods' general, administrative and monitoring expenses incurred by affiliates of the individual General Partners. Approximately $41,000 and $29,000 were incurred in 1996 and 1995, respectively.

   In conjunction with the adoption of the liquidation basis of accounting, the Partnership has recorded an accrual as of December 31, 1996 for the estimated costs expected to be incurred to liquidate the Partnership. Included in these estimated liquidation costs is $138,000 expected to be payable to the General Partners and their affiliates during the anticipated remaining liquidation period. The actual charges to be incurred by the Partnership will depend primarily upon the length of time required to liquidate the Partnership's remaining net assets, and may differ from the amounts accrued as of December 31, 1996.

   Prudential Securities Incorporated (``PSI''), an affiliate of PBP, owns 391 depositary units at December 31, 1996.

F. Income Taxes

   The following is a reconciliation of net income (loss) for financial reporting purposes to net income (loss) for tax reporting purposes:

                                                                  For the year ended December 31
                                                             ----------------------------------------
                                                                 1996           1995          1994
                                                             ------------     ---------     ---------
Net income (loss) per financial statements                   $    196,755(a)  $(717,009)    $ 276,355
Tax loss on sale of property in excess of book amount         (11,212,578)     (205,854)           --
Estimated liquidation costs, deducted for books not tax           226,000            --            --
Provision for loss on impairment of assets                        300,000       900,000            --
Rent received in advance, net of reversal of prior year
  amount                                                           (6,847)      (10,928)      (13,396)
Carrying costs on land held for investment, capitalized
  for tax                                                              --       110,803        79,714
Other amounts deductible for tax                                       --       (15,047)           --
Tax depreciation and amortization (in excess of) less than
  book amounts                                                   (537,814)        7,037        34,480
                                                             ------------     ---------     ---------
Tax basis net income (loss)                                  $(11,034,484)    $  69,002     $ 377,153
                                                             ------------     ---------     ---------
                                                             ------------     ---------     ---------

(a) Includes loss on sale of properties ($5,755) and net income from liquidating activities ($323,760) included in the Statement of Changes in Net Assets.

   The differences between the tax basis and book basis of partners' capital are primarily attributable to the cumulative effect of the book to tax income adjustments and the initial charge to partner's capital of syndication costs, for book purposes, when the Partnership was formed.

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-4
                            (a limited partnership)
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   In accordance with the Consent Statement dated September 17, 1996, the Unitholders approved, on October 18, 1996, the sale to Public Storage, Inc. of all five miniwarehouse facilities and four of the six undeveloped land parcels owned by the Partnership and the liquidation and dissolution of the Partnership. The five miniwarehouse facilities and three of the four undeveloped land parcels which were under contract were sold to Public Storage, Inc. and its affiliates on November 13, 1996. The Partnership received, in cash, gross sales proceeds of $12,030,000 reduced by certain selling expenses and pro-rations of approximately $440,000. The gross sales price was in excess of the appraised value of the properties. The fourth land parcel, Yancy Camp was sold to Public Storage, Inc. on December 19, 1996. The Partnership received in cash, gross sales proceeds of $175,000 reduced by certain selling expenses and pro-rations of approximately $7,000. The fifth land parcel, Dimension, was sold for $5,000 to a third party on November 22, 1996. The Partnership continues to own the remaining undeveloped land parcel, Beltline Central, located in Addison, Texas. It is uncertain at this time as to when the sale of this property will occur.

   A distribution of $165 per depositary unit was made on November 26, 1996 representing substantially all of the net sales proceeds reduced by a contingency reserve and funds required to meet current and future operating costs until the liquidation of the Partnership. The Partnership intends to sell its remaining land parcel and liquidate in 1997 and will distribute any remaining funds at such time. Estimated costs expected to be incurred through the date of liquidation of the Registrant have been accrued in the accompanying financial statements.

Results of Operations

   All significant fluctuations between 1995 and 1996 were due to comparing nine months in 1996 on a going-concern basis to twelve months in 1995, the sale of substantially all the Partnership's properties during 1996 and the accrual of estimated costs relating to the liquidation of the Partnership.

1995 vs 1994

   Net operating income, which excludes provision for loss on impairment of assets, decreased by approximately $93,000 in the year ended December 31, 1995 as compared to the year ended December 31, 1994 for the reasons discussed below.

   Rental income increased by approximately $109,000 or 6% in 1995 as compared to 1994. The most significant increases occurred at the Downtown Business Center, Airport South Business Center and Big A Mini-Warehouse; however, there were also increases at the Towneast Business Center and Dale City properties. All properties experienced improvements in average rental rates and average occupancies, with the exception of Dale City where only rental rates improved.

   Other income decreased by approximately $21,000 in 1995 as compared to 1994 as a result of the decreasing number of older leases that include charges to recover operating expenses.

   Property operating expenses increased by approximately $8,000 for the year ended December 31, 1995 as compared to 1994 due to increases in payroll, management fees and utilities expenses, slightly offset by a decrease in repairs and maintenance expense.

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

                               OTHER INFORMATION

The Partnership's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited partners without charge upon written request to:

        Prudential-Bache/Watson & Taylor, Ltd.-4
        P.O. Box 2016
        Peck Slip Station
        New York, New York 10272-2016

Peck Slip Station
                                   BULK RATE
P.O. Box 2016
                                  U.S. POSTAGE
New York, NY 10272
                                      PAID
                                 Automatic Mail

PBW&T486/171674