Form 10-K, Exhibit 13
period 1997-12-31
PRUDENTIAL BACHE WATSON & TAYLOR LTD-4
filed 1998-03-31
CIK 780352

                                                          1997
--------------------------------------------------------------------------------
Prudential-Bache/                                         Annual
Watson & Taylor, Ltd.-4                                   Report

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-4
                               1997 Annual Report

                         REPORT OF INDEPENDENT AUDITORS

To the Partners
Prudential-Bache/Watson & Taylor, Ltd.-4

We have audited the accompanying statements of net assets in process of liquidation of Prudential-Bache/Watson & Taylor, Ltd.-4 as of December 31, 1997 and 1996, and the related statements of changes in net assets in process of liquidation for the year ended
December 31, 1997 and for the three months ended December 31, 1996. In addition, we have audited the accompanying statements of operations, changes in partners' capital, and cash flows for the nine months ended September 30, 1996 and the year ended December 31, 1995. Our audit also included the financial statement schedules listed in the Index at Item 14(a). These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets in process of liquidation of Prudential-Bache/Watson & Taylor, Ltd.-4 as of December 31, 1997 and 1996, the changes in its net assets in process of liquidation for the year ended December 31, 1997 and for the three months ended December 31, 1996, and the results of its operations and cash flows for the nine months ended September 30, 1996 and the year ended December 31, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects the financial information set forth therein.

As discussed in Note B to the financial statements, the Partnership adopted the liquidation basis of accounting on October 1, 1996.

/s/ Ernst & Young LLP
New York, New York
February 18, 1998, except for Note G
as to which the date is March 25, 1998

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-4
                             (limited partnership)
                            STATEMENTS OF NET ASSETS
                          (in process of liquidation)

                                                                              December 31,
                                                                       ---------------------------
                                                                          1997            1996
--------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                              $ 1,100,303     $ 1,409,327
Property held for sale                                                     300,000         425,000
                                                                       -----------     -----------
Total assets                                                             1,400,303       1,834,327
                                                                       -----------     -----------
LIABILITIES
Estimated liquidation costs                                                170,975         226,000
Other liabilities                                                          --              130,796
Due to affiliates, net                                                     --               44,287
                                                                       -----------     -----------
Total liabilities                                                          170,975         401,083
                                                                       -----------     -----------
Net assets available to limited and general partners                   $ 1,229,328     $ 1,433,244
                                                                       -----------     -----------
                                                                       -----------     -----------
Depositary units issued and outstanding                                     66,555          66,555
                                                                       -----------     -----------
                                                                       -----------     -----------
--------------------------------------------------------------------------------------------------

                      STATEMENTS OF CHANGES IN NET ASSETS
                          (in process of liquidation)

                                                                           GENERAL
                                                         UNITHOLDERS      PARTNERS         TOTAL
----------------------------------------------------------------------------------------------------
Net assets--October 1, 1996                              $ 11,909,078     $187,736      $ 12,096,814
Loss on sale of properties                                         --       (5,755 )          (5,755)
Net income from liquidating activities                        297,859       25,901           323,760
Distributions                                             (10,981,575)          --       (10,981,575)
                                                         ------------     ---------     ------------
Net assets--December 31, 1996                               1,225,362      207,882         1,433,244
Changes in estimated liquidation values of assets and
  liabilities                                                   3,966     (207,882 )        (203,916)
                                                         ------------     ---------     ------------
Net assets--December 31, 1997                            $  1,229,328     $  --         $  1,229,328
                                                         ------------     ---------     ------------
                                                         ------------     ---------     ------------
----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements.

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-4
                            (a limited partnership)
                            STATEMENTS OF OPERATIONS
                             (going concern basis)

                                                                       Nine Months          Year
                                                                          Ended            Ended
                                                                      September 30,     December 31,
                                                                          1996              1995
----------------------------------------------------------------------------------------------------
REVENUES
Rental income                                                          $ 1,425,875       $1,945,915
Interest                                                                    14,596           18,210
Other                                                                       17,530           63,395
                                                                      -------------     ------------
                                                                         1,458,001        2,027,520
                                                                      -------------     ------------
EXPENSES
Property operating                                                         511,059          643,826
General and administrative                                                 623,949          361,121
Real estate taxes                                                          144,243          216,826
Loss on sale of land                                                            --           32,112
Provision for loss on impairment of assets                                 300,000          900,000
Depreciation and amortization                                                   --          590,644
                                                                      -------------     ------------
                                                                         1,579,251        2,744,529
                                                                      -------------     ------------
Net loss                                                               $  (121,250)      $ (717,009)
                                                                      -------------     ------------
                                                                      -------------     ------------
ALLOCATION OF NET LOSS
Unitholders                                                            $  (132,550)      $ (766,241)
                                                                      -------------     ------------
                                                                      -------------     ------------
General partners                                                       $    11,300       $   49,232
                                                                      -------------     ------------
                                                                      -------------     ------------
Net loss per depositary unit                                           $     (1.99)      $   (11.51)
                                                                      -------------     ------------
                                                                      -------------     ------------
----------------------------------------------------------------------------------------------------

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                             (going concern basis)

                                                                          GENERAL
                                                        UNITHOLDERS      PARTNERS         TOTAL
---------------------------------------------------------------------------------------------------
Partners' capital--December 31, 1994                    $14,351,976      $204,942      $ 14,556,918
Net income (loss)                                          (766,241 )      49,232          (717,009)
Distributions                                              (582,846 )     (50,629 )        (633,475)
                                                        ------------     ---------     ------------
Partners' capital--December 31, 1995                     13,002,889       203,545        13,206,434
Net income (loss)                                          (132,550 )      11,300          (121,250)
Distributions                                              (961,261 )     (27,109 )        (988,370)
                                                        ------------     ---------     ------------
Partners' capital--September 30, 1996                   $11,909,078      $187,736      $ 12,096,814
                                                        ------------     ---------     ------------
                                                        ------------     ---------     ------------
---------------------------------------------------------------------------------------------------
                 The accompanying notes are an integral part of these statements.

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-4
                            (a limited partnership)
                            STATEMENTS OF CASH FLOWS
                             (going concern basis)

                                                                       Nine Months          Year
                                                                          Ended            Ended
                                                                      September 30,     December 31,
                                                                          1996              1995
----------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Rental income and deposits received                                    $ 1,429,223       $1,952,196
Interest received                                                           14,596           18,210
Other income received                                                       17,530           63,395
Property operating expenses paid                                          (499,540)        (596,941)
Real estate taxes paid                                                    (138,605)        (229,121)
General and administrative expenses paid                                  (425,061)        (254,857)
                                                                      -------------     ------------
Net cash provided by operating activities                                  398,143          952,882
CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from sale of land                                                  --          678,072
Property improvements                                                     (146,597)        (136,241)
                                                                      -------------     ------------
Net cash provided by (used in) investing activities                       (146,597)         541,831
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions paid to partners                                            (988,370)        (633,475)
                                                                      -------------     ------------
Net increase (decrease) in cash and cash equivalents                      (736,824)         861,238

Cash and cash equivalents at beginning of period                         1,450,040          588,802
                                                                      -------------     ------------
Cash and cash equivalents at end of period                             $   713,216       $1,450,040
                                                                      -------------     ------------
                                                                      -------------     ------------
----------------------------------------------------------------------------------------------------
RECONCILIATION OF NET LOSS TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
Net loss                                                               $  (121,250)      $ (717,009)
                                                                      -------------     ------------
Adjustments to reconcile net loss to net cash provided by
  operating activities:
Provision for loss on impairment of assets                                 300,000          900,000
Loss on sale of land                                                            --           32,112
Depreciation and amortization                                                   --          590,644
Changes in:
Other assets                                                               (14,762)          19,000
Accounts payable and accrued expenses                                      245,982           76,159
Due to affiliates, net                                                     (35,575)          76,990
Accrued real estate taxes                                                    5,638          (12,295)
Unearned rental income                                                       5,897          (10,928)
Deposits due to tenants                                                     12,213           (1,791)
                                                                      -------------     ------------
Total adjustments                                                          519,393        1,669,891
                                                                      -------------     ------------
Net cash provided by operating activities                              $   398,143       $  952,882
                                                                      -------------     ------------
                                                                      -------------     ------------
----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements.

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-4
                            (a limited partnership)
                         NOTES TO FINANCIAL STATEMENTS

A. General

   Prudential-Bache/Watson & Taylor, Ltd.-4 (the 'Partnership') is a Texas limited partnership formed on October 11, 1985 which will terminate in accordance with a vote of the Unitholders as described below. The Partnership was formed for the purpose of acquiring, developing, owning and operating business centers, retail shopping centers, mini-storage facilities and other similar commercial real estate and investing in unimproved commercial properties. The general partners of the Partnership are Prudential-Bache Properties, Inc. ('PBP'), a wholly owned subsidiary of Prudential Securities Group Inc., George S. Watson, and A. Starke Taylor, III (collectively, the 'General Partners'). PBP is the Managing General Partner and is responsible for the day-to-day operations of the Partnership and its investments.

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

   In accordance with a consent statement dated September 17, 1996 (the 'Consent Statement'), the Unitholders approved, on October 18, 1996, the sale to Public Storage, Inc. of all five miniwarehouse facilities and four of the six undeveloped land parcels owned by the Partnership and the liquidation and dissolution of the Partnership. The five miniwarehouse facilities and three of the four undeveloped land parcels which were under contract were sold to Public Storage, Inc. and its affiliates on November 13, 1996. The Partnership received, in cash, gross sales proceeds of $12,030,000 reduced by certain selling expenses and pro rations of approximately $440,000. The gross sales price was in excess of the appraised value of the properties. The fourth land parcel, Yancy Camp was sold to Public Storage, Inc. on December 19, 1996. The Partnership received in cash, gross sales proceeds of $175,000 reduced by certain selling expenses and pro rations of approximately $7,000. The fifth land parcel, Dimension, a one-half acre of land, was sold for $5,000 to a third party on November 22, 1996. The Partnership continues to own the remaining undeveloped land parcel, Beltline Central, located in Addison, Texas. Based upon comparable land sales in the area, the Partnership had adjusted the carrying value of the property to $300,000 in the third quarter 1997.

   A distribution of $165 per depositary unit was made on November 26, 1996 representing substantially all of the net sales proceeds reduced by a contingency reserve and funds required to meet the anticipated current and future operating costs until the liquidation of the Partnership. Estimated costs expected to be incurred through the date of liquidation of the Partnership have been accrued in the accompanying financial statements. See Note G to the financial statements.

   Net assets at December 31, 1997 have been adjusted to properly reflect the allocation of limited partners' and General Partners' capital in anticipation of the liquidation of the Partnership.

B. Summary of Significant Accounting Policies

Basis of accounting

   The Partnership adopted the liquidation basis of accounting effective October 1, 1996. Accordingly, the net assets of the Partnership at December 31, 1996 and December 31, 1997 are stated at liquidation value, i.e., the assets have been valued at their estimated net realizable values and the liabilities include estimated amounts to be incurred through the date of liquidation of the Partnership. The actual remaining net proceeds from liquidation will depend upon a variety of factors and are likely to differ from the estimated amounts reflected in the accompanying financial statements. Prior to October 1, 1996, the books and records of the Partnership were maintained on a going-concern accrual basis of accounting. The Partnership's fiscal year for both book and tax purposes ends on December 31.

Property

   Effective December 31, 1995, the Partnership reclassified its properties from held for use to held for sale and ceased depreciating the properties for financial reporting purposes only. Properties held for sale are recorded at the lower of carrying amount or estimated fair value less costs to sell. In connection therewith, the Partnership recorded an allowance for loss on impairment of assets of $900,000 in 1995, $300,000 in 1996 and $125,000 in 1997.

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

C. Property Held for Sale

   The Partnership's property as of December 31, 1997 and 1996 consisted of Beltline Central, an undeveloped land parcel located in Addison, Texas. Based upon comparable land sales in the area, the Partnership has adjusted the carrying value of this property to $300,000 as of December 31, 1997 from $425,000 as of December 31, 1996.

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

E. Related Parties

   PBP and its affiliates perform services for the Partnership which include, but are not limited to: accounting and financial management, transfer and assignment functions, asset management (including direct management of the Partnership's unimproved property), investor communications, printing and other administrative services. PBP and its affiliates receive reimbursements for costs incurred in connection with these services, the amount of which is limited by the provisions of the Partnership Agreement. The costs and expenses incurred on behalf of the Partnership which are reimbursable to PBP and its affiliates for the years ended December 31, 1997, 1996 and 1995 were $18,000, $129,000 and
$131,000, respectively.

   Affiliates of Messrs. Watson and Taylor, the individual General Partners, also perform certain administrative and monitoring functions on behalf of the Partnership. Costs incurred in 1996 and 1995 were $41,000 and $29,000, respectively.

   In conjunction with the liquidation basis of accounting, the Partnership has recorded an accrual as of December 31, 1997 for the estimated costs expected to be incurred to liquidate the Partnership. Included in these estimated liquidation costs is $75,000 expected to be payable to the General Partners and their affiliates during the anticipated remaining liquidation period. The actual charges to be incurred by the Partnership will depend primarily upon the length of time required to liquidate the Partnership's remaining net assets, and may differ from the amounts accrued as of December 31, 1997.

   Prudential Securities Incorporated ('PSI'), an affiliate of PBP, owns 391 depositary units at December 31, 1997.

F. Income Taxes

   The following is a reconciliation of net income (loss) for financial reporting purposes to net income (loss) for tax reporting purposes:

                                                                For the year ended December 31
                                                          -------------------------------------------
                                                              1997             1996           1995
                                                          ------------     ------------     ---------
Net income (loss) per financial statements                $   (203,916)(a) $    196,755(b)  $(717,009)
Tax loss on sale of property in excess of book amount          --           (11,212,578)     (205,854)
Estimated liquidation costs, deducted for books not tax         21,192          226,000        --
Estimated liquidation costs, deducted for tax not book        (114,231)         --             --
Provision for loss on impairment of assets                     125,000          300,000       900,000
Rent received in advance, net of reversal of prior year
  amount                                                       --                (6,847)      (10,928)
Carrying costs on land held for investment, capitalized
  for tax                                                      --               --            110,803
Other amounts deductible for tax                               --               --            (15,047)
Tax depreciation and amortization (in excess of) less
  than book amounts                                            --              (537,814)        7,037
                                                          ------------     ------------     ---------
Tax basis net income (loss)                               $   (171,955)    $(11,034,484)    $  69,002
                                                          ------------     ------------     ---------
                                                          ------------     ------------     ---------

(a) Represents changes in estimated liquidation values of assets and liabilities which is reflected in the Statement of Changes in Net Assets.
(b) Represents loss on sale of properties ($5,755) and net income from liquidating activities
    ($323,760) included in the Statement of Changes in Net Assets and net loss from operations
    ($121,250) which is reflected in the Statement of Operations.

   The differences between the tax basis and book basis of partners' capital are primarily attributable to the cumulative effect of the book to tax income adjustments and the initial charge to partner's capital of syndication costs, for book purposes, when the Partnership was formed.

G. Subsequent Event

   On March 25, 1998, the Partnership entered into an agreement to sell the Beltline Central property to a third party buyer. The purchase price for the property is approximately $390,000 less certain closing costs. The sale is subject to certain contingencies, including a thirty-day due diligence period for the buyer to evaluate the property and complete a feasibility study, and the agreement may be terminated in certain circumstances as defined in the agreement. There can be no assurance as to when or whether a closing on the property will occur.

   After the consummation of the proposed sale of the Beltline Central property, the Partnership will have sold all of its real properties, in accordance with the plan of liquidation previously approved by the Unitholders. The Partnership will review its liabilities, set aside amounts needed to dissolve the Partnership's liabilities and will then liquidate the Partnership as soon as practicable thereafter.

                    PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-4
                            (a limited partnership)
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   In accordance with the Consent Statement dated September 17, 1996, the Unitholders approved, on October 18, 1996, the sale to Public Storage, Inc. of all five miniwarehouse facilities and four of the six undeveloped land parcels owned by the Partnership and the liquidation and dissolution of the Partnership. The five miniwarehouse facilities and three of the four undeveloped land parcels which were under contract were sold to Public Storage, Inc. and its affiliates on November 13, 1996. The Partnership received, in cash, gross sales proceeds of $12,030,000 reduced by certain selling expenses and pro rations of approximately $440,000. The gross sales price was in excess of the appraised value of the properties. The fourth land parcel, Yancy Camp was sold to Public Storage, Inc. on December 19, 1996. The Partnership received in cash, gross sales proceeds of $175,000 reduced by certain selling expenses and pro rations of approximately $7,000. The fifth land parcel, Dimension, was sold for $5,000 to a third party on November 22, 1996. The Partnership continues to own the remaining undeveloped land parcel, Beltline Central, located in Addison, Texas.

   A distribution of $165 per depositary unit was made on November 26, 1996 representing substantially all of the net sales proceeds reduced by a contingency reserve and funds required to meet current and future operating costs until the liquidation of the Partnership. Estimated costs expected to be incurred through the date of liquidation of the Partnership have been accrued in the accompanying financial statements. On March 25, 1998, the Partnership entered into an agreement to sell the Beltline Central property to a third party buyer. See Note G to the financial statements.

   Net assets at December 31, 1997 have been adjusted to properly reflect the allocation of limited partners' and General Partners' capital in anticipation of the liquidation of the Partnership.

Results of Operations

   As a result of the Partnership adopting the liquidation basis of accounting in accordance with generally accepted accounting principles as of October 1, 1996 and thus not reporting results of operations thereafter, and the sale of substantially all of the properties in October 1996, there is no management discussion comparing the corresponding 1997 and 1996 periods.

   All significant fluctuations between 1995 and 1996 were due to comparing nine months in 1996 on a going-concern basis to twelve months in 1995, the sale of substantially all the Partnership's properties during 1996 and the accrual at year-end 1996 of estimated costs relating to the liquidation of the Partnership.

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